UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2017

THE CLOROX COMPANY
(Exact name of registrant as specified in its charter)
________________

Delaware	1-07151	31-0595760
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)

1221 Broadway, Oakland, California 94612-1888
(Address of principal executive offices)   (Zip code)

(510) 271-7000
(Registrant's telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On February 8, 2017, The Clorox Company (“the Company”) entered into a $1,100,000,000 five-year unsecured revolving credit agreement (the “Agreement”) among JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as administrative agents, and lenders, and the other agents and lenders party thereto. JPMorgan Chase Bank, N.A., Citigroup Global Markets Inc., and Wells Fargo Securities, LLC acted as the joint lead arrangers and joint bookrunners under the Agreement. Citibank, N.A. is also acting as the servicing agent under the Agreement. Amounts available under the Agreement are for general corporate purposes.

Concurrently with the effectiveness of the Agreement, the Company terminated its existing $1,100,000,000 credit agreement, dated as of October 1, 2014, among the Company, as borrower, Citibank, N.A., JPMorgan Chase Bank, N.A., and Wells Fargo Bank, National Association, as administrative agents and lenders, and the other agents and lenders from time to time party thereto. No material termination fees or penalties were incurred by the Company in connection with the termination of the existing credit agreement, which was due to mature on October 1, 2019.

Certain lenders party to the Agreement, directly or through affiliates, have pre-existing relationships with the Company, including one or more of the following: participating in prior credit facilities, share repurchase programs, bond offerings, or derivative transactions; acting as dealers in the Company’s commercial paper programs or as foreign exchange traders; or providing commercial paper safekeeping, investment banking advisory, cash management, or pension services.

The Agreement provides the terms under which the lenders will lend funds to the Company and contains customary representations and warranties and customary affirmative and negative covenants, including (among others) restrictions on liens, consolidations, mergers, and asset sales. The only financial covenant in the Agreement is a consolidated interest coverage ratio. The Agreement also provides for customary events of default, including (among others) nonpayment, covenant defaults, breaches of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

The Company has the option to elect one of two methods for calculating the interest due on borrowings (other than letters of credit) under the Agreement:

(A) the base rate, equal to the highest of (i) the rate set by Citibank, N.A. and publicly announced from time to time as its base rate, (ii) the sum of one half of one percent plus the federal funds rate, and (iii) the ICE Benchmark Administration Settlement Rate applicable to U.S. dollars for a period of one month (“One Month LIBOR”) plus one percent (provided that if One Month LIBOR is less than zero, such rate shall be deemed to be zero), in each case plus an applicable margin depending on the credit rating assigned to the debt under the Agreement or, if none, the credit rating assigned to the senior unsecured long-term debt securities of the Company (the “Credit Rating”);

or (B) a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin depending on the Credit Rating.

The Company is required to pay a quarterly facility fee, which varies depending on the Credit Rating. Letters of credit issued under the Agreement are subject to a letter of credit fee (which varies depending on the Credit Rating) and related fronting fees. The Company may also solicit bids from the lenders for a competitive bid borrowing.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement

Information with respect to the termination of the Company’s previous credit agreement is set forth in Item 1.01 and is hereby incorporated in this Item 1.02 by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is hereby incorporated in this Item 2.03 by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit	Description

10.1

Credit Agreement, dated as of February 8, 2017, among The Clorox Company, the lenders listed therein, JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A. as Servicing Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE CLOROX COMPANY

Date: February 10, 2017	By:	/s/ Laura Stein
Executive Vice President – General Counsel and Corporate Affairs

THE CLOROX COMPANY

FORM 8-K

INDEX TO EXHIBITS

Exhibit	Description

10.1

Credit Agreement, dated as of February 8, 2017, among The Clorox Company, the lenders listed therein, JPMorgan Chase Bank, N.A., Citibank, N.A., and Wells Fargo Bank, National Association, as Administrative Agents, and Citibank, N.A. as Servicing Agent.